Exhibit 99.1

November 3, 2006	Cusip 37947A 105
News Release	Trading Symbol: GGRN

GLOBAL GREEN SOLUTIONS LAUNCHES Comprehensive MARKET
AWARENESS PROGRAM

Vancouver, B.C. - November 3, 2006, - Global Green Solutions, Inc. (GGRN: OTCBB) announced today that it is launching a market awareness program targeting the financial, media and business communities.

Global Green, known for its development and implementation of ecotechnology solutions for reducing greenhouse gas emissions in energy industry applications, has retained California-based McCloud Communications, LLC, New York-based Vorticom, Inc., and Murdock Capital Partners, Inc. to integrate a program encompassing financial communications strategies, media relations and partnership activities. The program launch is scheduled to begin within the next few weeks.

"We have been quietly shaping Global Green into a company with significant alternative energy technologies suitable for a variety of energy applications," said Global Green Chief Executive Officer Douglas Frater. "Management and the Board have determined that Global Green has reached an inflection point in its business strategy where exposure will aggressively build awareness and get our story in front of influential members of the financial, business and media communities and on the "watch lists" of influential people in the government and energy sectors. As we maximize shareholder value and liquidity, our goal is to become the 'go-to-company' within our target markets and a familiar name within the general business community."

About McCloud Communications LLC
 Founded in 1998, McCloud Communications provides a wide range of investor relations, financial communications, and business strategy services. The company's client base is comprised of publicly-traded and privately-held global companies in the biotechnology, nanotechnology, pharmaceutical, telecommunications, software and information technology services industries. For more information, visit www.mccloudcommunications.com or call 949.553.9748.

About Vorticom, Inc.
 Vorticom is an award-winning full-service public relations boutique agency that delivers high impact marketing communications strategy and implementation resulting in a company's positive return on investment (ROI). For more information, visit www.vorticom.com or call 212.532.2208.

About Murdock Capital Partners Corp.
Murdock Capital Partners Corp. is a 16 year old, New York based Capital Markets Advisory firm specializing in smaller capitalization publicly held companies.  Through introduction to long standing, influential members of the investment community, Murdock Capital functions as the interface between both our company clients and the interested investor. Murdock melds traditional approaches with technological applications for effective communication to the marketplace. Please visit www.murdockcapital.com for further information.

About Global Green Solutions
 Global Green Solutions Inc. develops and implements ecotechnology solutions which focus on the development of sustainable renewable energy and the reduction of greenhouse gas emissions in energy industry applications. Global Green Solutions Inc is a US public traded company GGRN (OTC: BB) with offices in Houston, El Paso, San Diego, London, Brussels, and Caracas.

For more information please visit www.globalgreensolutionsinc.com

Steve McGuire or Bob Faris
(800) 877-1626 or 604-606-7979

Email: info@globalgreensolutionsinc.com

Safe Harbor statement under the Private Securities Litigation Reform Act of 1995: Except for historical information contained herein, the matters discussed in this news release are forward-looking statements that involve risks and uncertainties, including but not limited to economic, competitive, governmental and technological factors affecting the company's operations, markets, products and prices and other factors discussed in the company's various filings with the Securities and Exchange Commission.